UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

CAESARS ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	88-0400631

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3930 Howard Hughes Parkway, Las Vegas, Nevada	89109

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ X ]	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Share Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

AMENDMENT NO.1 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on December 30, 1998 related to our Preferred Share Purchase Rights, as set forth below.

Item 1.	Description of Registrant's Securities to be Registered

Item 1 of our Form 8-A filed on December 30, 1998 related to our Preferred Share Purchase Rights is hereby amended by adding the following text:

On July 14, 2004, Caesars Entertainment, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Harrah’s Entertainment, Inc., a Delaware corporation (“Harrah’s”) and Harrah’s Operating Company, Inc., a Delaware corporation and wholly owned subsidiary of Harrah’s (“Merger Sub”), pursuant to which the Company will merge with and into Merger Sub (the “Merger”), on the terms and subject to the conditions of the Merger Agreement. In connection with the Merger Agreement and other related transactions contemplated thereby, the Board of Directors of the Company authorized the amendment of the Rights Agreement (the “Rights Agreement”), dated as of December 29, 1998, between the Company and Wells Fargo Bank, N.A., as successor to ChaseMellon Shareholder Services, L.L.C. (the “Rights Agent”).

On July 14, 2004, the Company and the Rights Agent executed an amendment (the “Amendment”) to the Rights Agreement. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. The Amendment provides that (i) neither Harrah’s nor any of its subsidiaries shall be deemed an Acquiring Person by virtue of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby and (ii) no Shares Acquisition Date, no Trigger Date or no Distribution Date shall be deemed to have occurred by reason of the execution of the Merger Agreement or consummation of the transactions contemplated thereby.

The Rights Agreement, including the form of the Rights Certificate, is filed as an exhibit to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 30, 1998 and is incorporated herein by reference. The Amendment is filed as Exhibit 4.1 hereto and incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits

Exhibit No.	Description

4.1	Amendment No. 1 to the Rights Agreement, dated as of July 14, 2004, between Caesars Entertainment, Inc. and Wells Fargo Bank, N.A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CAESARS ENTERTAINMENT, INC.

By:	/s/ Bernard E. DeLury, Jr.

Name:	Bernard E. DeLury, Jr.
Title:	Executive Vice President, General Counsel and Secretary

Date:	July 15, 2004

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment No. 1 to the Rights Agreement, dated as of July 14, 2004, between Caesars Entertainment, Inc. and Wells Fargo Bank, N.A.